UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 4, 2012

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip code)

720-888-1000

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2012, the Level 3 Communications, Inc. (“Level 3”) board of directors (the “Board”) elected Steven T. Clontz and General Kevin P. Chilton as members of the Board, effective April 5, 2012.  Mr. Clontz and General Chilton will each serve until the Level 3 2012 Annual Meeting of Stockholders on May 24, 2012 (the “2012 Annual Meeting”).  Both Mr. Clontz and General Chilton have been nominated for reelection to a one year term on the Board, which nomination along with all other nominations will be voted upon by the Level 3 stockholders at the 2012 Annual Meeting.

Mr. Clontz replaced Lee Theng Kiat, who resigned from the Board effective April 5, 2012.  Mr. Lee’s resignation from the Board did not result from any disagreement with the Board or members of management, and was a result of Mr. Lee being named president and general counsel of Temasek Holdings (Temasek) effective April 1, 2012.  General Chilton filled a vacancy created by the Board’s increasing the size of the Board to 12.

In connection with Level 3’s acquisition of Global Crossing Limited (“Global Crossing”), on April 10, 2011, Level 3 entered into a Stockholder Rights Agreement with STT Crossing Ltd. (“STT Crossing”), which was the majority shareholder of Global Crossing (the “STT Stockholder Rights Agreement”). Pursuant to the STT Stockholder Rights Agreement, STT Crossing currently has the right to nominate three individuals for election to the Board and also has the right to designate for nomination a substitute designee should any one of its previously appointed designees resign.  Mr. Clontz was elected to the Board pursuant to these contractual requirements.

Steven T. Clontz served as a member of the executive committee of Global Crossing Limited from December 2003 until its sale to Level 3 in October 2011. Mr. Clontz has been Senior Executive Vice President for North America and Europe of Singapore Technologies Telemedia Pte Ltd since January 2010. He was chief executive officer of StarHub Ltd from 1999 to 2009, and has served as a director of StarHub Ltd since 1999. From December 1995 through December 1998, Mr. Clontz served as chief executive officer, president and a director of IPC Information Systems, based in New York City. Prior to that, Mr. Clontz worked at BellSouth International, joining in 1987 and holding senior executive positions of increasing responsibility, serving the last three years as president Asia-Pacific. Mr. Clontz has served as a director of InterDigital, Inc. since 1998 and Equinix since 2005. Mr. Clontz began his career as an engineer with Southern Bell in 1973.  Mr. Clontz was also appointed to the Board’s Nominating and Governance Committee.

General Kevin P. Chilton retired from the U.S. Air Force after 34 years of service in February 2011. General Chilton served as Commander, U.S. Strategic Command, from 2007 through 2011, overseeing operations for the U.S. Department of Defense nuclear, space and cyberspace operations. From 2006 to 2007, General Chilton served as Commander of Air Force Space Command, where he was responsible for all Air Force space and nuclear ICBM programs. He previously served in a variety of command positions and as a pilot and test pilot. General Chilton also served as a NASA astronaut from 1987 to 1996, including on three space shuttle flights, and as the Deputy Program Manager for the International Space Station from 1996 to 1998. General

Chilton is a director of Anadarko Petroleum Corporation and Orbital Sciences Corporation. General Chilton is also a member of the board of the Aerospace Corporation, a federally funded research and development center that is sponsored by the United States Air Force, and provides objective technical analyses and assessments for space programs that serve the U.S. national interest. General Chilton also gained managerial, financial and executive experience with his involvement in preparing the Air Force five-year budget/program for several years. General Chilton was also appointed to the Board’s Classified Business and Security Committee.

The Board has determined that both Mr. Clontz and General Chilton are independent within the meaning of the listing standards of The New York Stock Exchange.

Mr. Clontz and General Chilton will earn fees for Board service consisting of a $75,000 annual cash retainer as well as a $10,000 annual cash retainer as a member of the Board’s Nominating and Governance Committee and Classified Business and Security Committee, respectively.  Level 3 will also compensate Mr. Clontz and General Chilton with a grant of restricted stock units as of July 1 of each year, with the number of units determined by dividing $150,000 by the volume-weighted average price of our common stock over the period from January 1 to June 30, subject to a cap of 6,666 units.  These restricted stock units vest and settle in shares of Level 3’s common stock, par value $.01 per share, on the first anniversary of grant.

Each of Mr. Clontz and General Chilton is also being awarded an initial grant of restricted stock units with a value of $150,000 on the date of grant. The restrictions on transfer for this initial grant lapse 100% on the third anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: April 6, 2012